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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of MidAmerican Funding, LLC on Form S-3, as amended, of our report dated January 18, 2001, appearing in the Annual Report on Form 10-K/A of MidAmerican Funding, LLC for the year ended December 31, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Des Moines, Iowa
March 13, 2001